EXHIBIT 10.34
H. F. Lenfest
Five Tower Bridge
300 Barr Harbor Drive, Suite 460
Conshohocken, PA 19428
May 9, 2007
William F. Mitchell
Chief Executive Officer
Environmental Tectonics Corporation
County Line Industrial Park
Southampton, PA 18966
          Re: Commitment to Support Environmental Tectonics Corporation
Dear Bill:
     In accordance with recent discussions with you and the Board of Directors, subject to an agreement on normal and customary mutually acceptable terms, I commit to provide my personal guarantee of the financial obligations undertaken by Environmental Tectonics Corporation (“ETC” or the “Company”) in connection with a credit facility (the “Proposed Credit Facility”) of $15 million which ETC intends to enter into with an institutional lender. Upon execution of the Proposed Credit Facility, my existing personal guarantee of the $5 million letter of credit facility from PNC Bank would be terminated. ETC’s $15 million equity line, on which you have drawn down $6 million and issued me 6,000 shares of preferred stock, and which ends on October 6, 2007, would also be terminated, as would ETC’s Unsecured $3 million Promissory Note (the “Note”) which also ends on October 6, 2007. The $6 million preferred stock investment would stay in place, but the $2 million currently due under the Note would be repaid at settlement.
     If ETC is unable to reach agreement with an institutional lender on acceptable terms for the Proposed Credit Facility, I agree: (i) to maintain my personal guarantee of the $5 million letter of credit facility from PNC Bank through June 30, 2008; (ii) to fund all requests for advances made in accordance with the terms of the existing $3 million Note; (iii) to fund all requests for draw downs made in accordance with the terms of the existing $15 million equity credit line; and, if for any reason funds are not available under these existing agreements, (iv) to fund all requests by ETC for funds to support its operations through June 30, 2008, on terms and normal and customary conditions to be mutually agreed upon by me and ETC, provided that ETC shall not request more than an additional $10 million in the aggregate from the date of this letter through June 30, 2008 (including all requests made under the existing $3 million Note and $15 million equity credit line).
     I also agree to defer the payment of interest under the existing subordinated note and the payment of dividends under the existing $15 million equity credit line until at least June 30, 2008.
     At my request at any time between the date of this letter and November 9, 2008, ETC agrees to use its best efforts to make a public offering of ETC’s securities, which offering shall be made in compliance with all rules and regulations of the Securities and Exchange Commission and the American Stock Exchange. ETC’s objective with such public offering will be to replace any financing commitments then currently in place which are under my guarantee. However, in any case, I commit to provide ETC with continuous access to funds, in some form, through June 30, 2008, subject to the limitations and conditions set forth in the second paragraph above.
Very truly yours,
/s/ H. F. Lenfest
H. F. Lenfest
cc: Grant Thornton LLP